EXHIBIT 99.3

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

American Eagle Outfitters Increases Share Repurchase

Authorization by 23 Million Shares

Warrendale, PA, May 22, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that its Board of Directors has authorized an additional 23 million shares for its repurchase program. The new authorization is in addition to the approximately 4.2 million shares remaining under the Company's previously announced 7 million share authorization. Share repurchases under the new authorization can be made through the end of fiscal 2009. At the end of the first quarter, the Company had approximately 226 million weighted average shares of common stock outstanding on a diluted basis.

"The American Eagle Board of Directors is committed to using the Company's strong cash flow to enhance shareholder value," noted Jim O'Donnell, Chief Executive Officer. "In addition to our ongoing investments in building our brands and operational infrastructure to drive profitable growth, as well as our cash dividend policy, we are pleased to be able to announce this significant expansion of our share repurchase program."

About American Eagle Outfitters

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 840 stores in 50 states, the District of Columbia and Puerto Rico, and 73 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates eight stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future profitable growth. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that future growth plans and strong profitability may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660